UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) February 18, 2010

AirTran Holdings, Inc.

(Exact name of registrant as specified in its charter)

State of Incorporation: Nevada

Commission file number: 1-15991	I.R.S. Employer Identification No: 58-2189551

9955 AirTran Boulevard, Orlando, Florida 32827

(Address of principal executive offices) (Zip Code)

(407) 318-5600

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Item 5.02(c) - Promotion of Klaus Goersch to Executive Vice President of Customer Service and Operations.

On February 18, 2010, AirTran Holdings, Inc. (the “Company”) announced the promotion of Klaus Goersch to the position of Executive Vice President of Customer Service and Operations for AirTran Airways, Inc. (“Airways”), the Company’s wholly-owned subsidiary. Mr. Goersch, 44, joined Airways in 1996 as Director of Safety. Mr. Goersch was promoted to Vice President of Flight Operations for Airways in 1996 and served in such capacity until 2008, when he was promoted to Senior Vice President of Operations. In connection with Mr. Goersch’s new position as Executive Vice President of Customer Service and Operations for Airways, his base salary payable under his existing executive benefits agreement was increased to $340,000, effective as of February 18, 2010. In connection with Mr. Goersch’s promotion, management has agreed to recommend to the Compensation Committee, at their next meeting, that Mr. Goersch be granted 30,000 shares of restricted stock to vest in thirds on February 6, 2011, 2012, and 2013, respectively.

Item 9.01.	Financial Statements and Exhibits.

99.1	Press Release of AirTran Holdings, Inc. announcing promotion of Klaus Goersch to Executive Vice President of Customer Service and Operations for AirTran Airways, Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AirTran Holdings, Inc.
(Registrant)

Date: February 23, 2010	/s/ Richard P. Magurno
Senior Vice President
and General Counsel

Exhibit Index

Exhibit No.	Description

99.1	Press Release of AirTran Holdings, Inc. announcing promotion of Klaus Goersch to Executive Vice President of Customer Services and Operations for AirTran Airways, Inc.

4